Exhibit 10.45
PROPRIETARY INFORMATION —CONFIDENTIAL
Sirion — 060724
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
Bio-Concept
Laboratories, Inc.
Quotation
Client:
Sirion Therapeutics, Inc. “CLIENT”
3110 Cherry Palm Drive, Suite 350
Tampa, FL 33619
Phone: (813) 496 7325
Fax: (813) 910-9585
Quote Number: Sirion — 060724                                                                                 Quote Date: 07/24/06

Payment
Good Through	Terms	Bio-Concept Contact	Client Contact
Valid 30 days	[* * *]	Scott Orphanos	Bill Stringer

Estimated
Activity	Activity Description	Cost
Procurement of Non- Standard Materials	Purchase, receive and release raw materials based on vendor certificate of analysis. Additional testing requested will be quoted separately.	[* * *]

Ethylene Oxide Sterilization (ETO) of non-standard containers (performed off site)	Package and ETO sterilize as sufficient number of units for the aseptic fill and adoption to Bio-Concept’s validated cycle. Cost includes shipping, bioburden testing, sterility verification with spore strips, and residual testing.	[* * *]

Process Development - Sterilization (Filtration)	Filtration studies designed toward the selection of optimum type and minimum surface area to volume ratio. This activity will describe the flow rate, back-pressure, filter size, solution volume dependency. Perform bubble point test against vendor specifications. Write and issue report.	[* * *] N/A -Client to provide filter specifications

Process Development - Pilot Batch	Prepare a scale-up batch using the proposed materials, compounding technique, vessels, mixers, filters, containers and closures. Perform in-process testing and finished product analyses to confirm suitability. Recommend any changes to manufacturing procedure. Significant changes may require a second pilot batch at an incremental charge.	[* * *]

Aseptic cGMP Clinical Fill — Plastic Bottle Standard Container and Closure system [* * *]	Preparation and approval of master batch record Approval of release specifications by client. Plastic bottles, tips and caps (sufficient number for fills) provided by client; release of materials on vendor Certificate of Analysis by Bio-Concept . Purchase of small quantity (sufficient for fills) of necessary raw materials; release on ID testing and vendor Certificate of Analysis Manufacture up to [* * *] sterile units/batch Submit executed batch record(s) to client for their release. Includes a single standard packaging/shipping event to one U.S location. No release testing will be performed	[* * *]

Labeling of Manufactured Product	Label up to [* * *] units of manufactured product. Activities include incorporating the function into a batch record, generating standard labels, labeling product, reconciling units. Randomization, safety seals, and boxing will be quoted separately. Additional labeling requests will be charged at [* * *] per event.	[* * *]

Manufactured Product and Retain Storage	After [* * *], [* * *] per lot per condition per month unless combined with testing.

PROPRIETARY INFORMATION —CONFIDENTIAL
Sirion — 060724
Total Estimated Cost       [* * *]
[* * *]

Quote Generated By:	Client Acceptance:

Scott Orphanos
Executive Director,	Client Signature:	/s/ William Stringer

Business Development	Date: 8/10/06
Phone: (888) 714-1900
Fax: (603) 437-4998	Purchase Order Number:

PROPRIETARY INFORMATION —CONFIDENTIAL
Sirion — 060724
General Terms & Conditions
1.	Bio-Concept Laboratories, Inc. shall provide services in accordance with this Agreement. Services are provided subject to the terms and conditions hereof, and such terms and conditions may be modified only by written instrument signed by CLIENT and Bio-Concept Laboratories, Inc. Provisions of any existing contract bet Bio-Concept Laboratories, Inc. and CLIENT shall take precedence over any inconsistent terms and conditions of this order.

2.	CLIENT shall comply with all applicable laws and regulations relating to transmittal of sample to Bio Concept. Bio-Concept will not be responsible for damages of any nature, which may arise from returning used/unused samples to CLIENT.

3.	Bio-Concept makes no warranties with regard to the services to be performed hereunder, including any expressed or implied warranties of merchantability or fitness for a particular purpose of any work performed or information or products supplied by it. CLIENT is responsible for reviewing Bio-Concept’s standard manufacturing processes/procedures to determine suitability for specific manufacturing requirements. To the extent permitted by law, either party’s liability, if any, for damages relating or arising out of this order shall be limited to the fees paid or payable to Bio-Concept under this Agreement. Under no circumstances shall either party be entitled to incidental, indirect, consequential or special damages under any theory of law.

4.	Neither party shall have any liability to the other party for any failure to perform or delay in performance if such failure is due to war, fire, flood, civil or labor unrest, government action, or other contingencies beyond its reasonable control.

5.	No provision of this Agreement may be waived except by the express written consent of the party waiving compliance. A waiver from time to time by either party of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such party’s rights or remedies provided in this Agreement.
This Agreement is expires if not executed by the date indicated.
Each party, through its duly authorized officer, hereby accepts and agrees to the foregoing Agreement as of this 10th day of August 2006.
          (Day)         (Month)

CLIENT		Bio-Concept Laboratories, Inc.

By:	/s/ William Stringer	By:

Title: VP Manufacturing & Compliance		Title:

PROPRIETARY INFORMATION —CONFIDENTIAL
Sirion — 060724
NOTES AND COMMENTS
1.	All payments are required by the Due Date of the invoice. Payments not received by Bio-Concept within this timeframe shall be assessed a finance charge of 3.0% per month of the amount invoiced for each 30 day period or fraction thereof that the payment is not received by Bio-Concept.

2.	Cost per event does not include the purchase of unique materials and/or unique chemicals, special handling (as requested by the Client), packaging and shipping charges, and/or disposal charges (see Note 3 of Notes and Comments for a breakdown of packaging, shipping and/or disposal charges). All costs incurred as a result of the foregoing, except packaging, shipping and/or disposal charges, will be charged at Bio-Concept’s cost plus a handling fee.

3.	Packaging, shipping and/or disposal charges to be paid by the Client to Bio-Concept as a result of the Client’s request to ship raw material, in-process material and/or product, and/or finished manufactured product are as follows:
? Standard (ambient ground) — [* * *] per occurrence, per lot plus carrier charge and handling fee.

? Non-standard (frozen or overnight) — [* * *] per occurrence, per lot plus carrier charge and handling fee.

? Disposal — [* * *] per occurrence, per lot, per configuration.
4.	[* * *]

5.	Once the Client has executed this Quote Agreement and initialed Notes and Comments and Terms and Conditions, please mail the original [* * *] to:
Matthew LaFontaine
Controller
Bio-Concept Laboratories, Inc.
4 Tinkham Avenue, Suite 104
Derry, NH 03038
The events described in this Quote Agreement shall not commence until such time as the executed original Quote Agreement [* * *] received by Bio-Concept Laboratories, Inc.
Client Initials: /s/ WS

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